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                                                                    EXHIBIT 10.2

                         EXECUTIVE RETIREMENT AGREEMENT


         This Executive Retirement Agreement (the "AGREEMENT") dated as of August 28, 2002, is made by and between Gadzooks Management, L.P., a Texas limited partnership (the "COMPANY"), and Gerald R. Szczepanski ("EXECUTIVE").

                                    RECITALS

         A. Executive is currently employed by the Company.

         B. The Company and Executive desire to enter into certain agreements providing for certain events upon Executive's retirement from the Company.

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Eligibility. Executive or his estate, devisees or heirs, as the case may be, shall be eligible to receive the benefits provided for in this Agreement so long as he is an officer of the Company at or above the level of vice president (an "EXECUTIVE OFFICER") on the termination date of Executive's employment with the Company as a result of either (i) Executive's death, (ii) the Company's termination, without Cause (as defined herein), of Executive's employment with the Company (solely with respect to the benefits set forth in Sections 6 and 7 of this Agreement), or (iii) Executive's retirement from employment with the Company (each, the "RETIREMENT DATE"). Executive shall cease to be eligible for the benefits provided for in this Agreement if his employment with the Company is terminated by the Company for Cause, and this Agreement shall automatically terminate and be of no further force or effect upon the date of such termination. The Company shall have the right to terminate Executive's employment at any time for any of the following reasons, each of which is referred to herein as "Cause": (i) any act of fraud or dishonesty with respect to any aspect of the Company's or any affiliate's business; (ii) continued use of illegal drugs; (iii) as a result of Executive's gross negligence or willful misconduct, Executive shall violate, or cause the Company to violate, any applicable federal or state securities or banking law or regulation and as a result of such violation, shall become, or shall cause the Company or any affiliate to become the subject of any legal action or administrative proceeding seeking an injunction from further violations or a suspension of any right or privilege; (iv) as a result of Executive's gross negligence or willful misconduct, Executive shall commit any act that causes, or shall knowingly fail to take reasonable and appropriate action to prevent, any material injury to the financial condition or business reputation of the Company or any affiliate; (v) substantial failure of performance, repeated or continued after written notice of such failure and explanation of such failure of performance, which is reasonably determined by the Board of Directors to be materially injurious to the business or interests of the Company or any affiliate; or (vi) conviction of a felony or of a crime involving moral turpitude.


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         2. Notice. Executive shall provide the Company with 180 days written notice of his retirement from employment with the Company.

         3. Insurance Coverage. After the Retirement Date and until the death of Executive or Executive's spouse, whichever is later, the Company will reimburse Executive (and Executive's spouse, if applicable) for all medical, dental and life insurance premiums paid on behalf of Executive (and Executive's spouse, if applicable) by the Company on the Retirement Date (the "INSURANCE COVERAGE"); provided, however, once Executive or his spouse becomes eligible for Medicare coverage, the Insurance Coverage will automatically be reduced with respect to such person by the amount of Medicare coverage, irrespective of whether Executive or his spouse actually obtains such coverage, and thereafter the Insurance Coverage with respect to such person will only be supplemental to Medicare coverage. The Insurance Coverage may be modified by the Company at any time subsequent to the Retirement Date as long as such modifications are pursuant to and to the same extent as any modifications to the Company's insurance coverage provided to the Executive Officers in office on the date of such modifications and such modifications do not result in a substantial reduction in benefits under the Insurance Coverage.

         4. Consultant Arrangement. During the 24 months immediately following the Retirement Date (the "CONSULTING PERIOD"), the Company will retain the services of Executive to facilitate an orderly transition of Executive's duties and responsibilities to Executive's successor(s) (the "SERVICES"). Execute shall devote such time and attention as are necessary to faithfully and diligently complete the Services; provided that Executive shall not be required to expend over ten (10) hours per week in performing the Services over the Consulting Period. The Company shall pay Executive, and Executive shall accept as full consideration for performance of the Services, a consulting fee of $300,000 per annum (the "CONSULTING FEE"), which will be payable on a bi-weekly basis.

         Should Executive suffer physical or mental disability (so that Executive is not reasonably able to complete the Services) for any consecutive six month period during the Consulting Period, the Company may, at any time after such six month period, at the Company's written election and written notice to Executive, immediately terminate payment of the Consulting Fee. In the event of any termination of payment pursuant to the foregoing provisions of this paragraph, both the Company and Executive shall be released and discharged of and from all further obligations under this Section 4 except for any accrued but unpaid portion of the Consulting Fee due Executive for Services rendered prior to the date of such Termination. The Company's non-enforcement of this provision in one instance shall not be deemed to preclude it from subsequent enforcement of this provision thereafter.

         Should Executive die at any time during the Consulting Period, the Company shall be released and discharged of and from all further obligations under this Section 4, except for any accrued but unpaid portion of the Consulting Fee due Executive for services rendered prior to the date of such termination.



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         5. Pro Rated Bonus Payment. Within 30 days after the Retirement Date, the Company will pay to Executive or his estate, devisees, or heirs, as the case may be, an amount equal to (i) the target bonus that Executive would have received if he was still an Executive Officer at the end of the fiscal year in which the Retirement Date occurs multiplied by (ii) a fraction, the numerator of which is equal to the number of days from the first day of the fiscal year that includes the Retirement Date to the Retirement Date, and the denominator of which is equal to 365.

         6. Stock Options - Acceleration of Vesting. Immediately after the Retirement Date and notwithstanding the provisions of any applicable Company stock option agreements, all of Executive's unexpired Company stock options granted pursuant to any Company stock option plan shall become vested in full.

         7. Stock Options - Amendment of Term. Immediately after the Retirement Date and notwithstanding the provisions of any applicable Company stock option agreements, all of Executive's Company stock options with an exercise price equal to or greater than $9.00 shall be amended to include a term equal to the lesser of (i) three years from the Retirement Date or (ii) the original expiration date of such Company stock options.

         8. Non-Competition, Non-Solicitation, Non-Interference and Confidentiality.

                  (a) Executive agrees that for a period of two years from the Retirement Date (the "RESTRICTED PERIOD"), he will not, without the prior written consent of the Company, alone or with or for others, in whatever capacity, directly or indirectly, solicit or attempt to solicit clients or customers of the Company, or solicit or attempt to solicit employees of the Company to leave the Company's employ.

                  (b) Executive agrees that during the Restricted Period he will not interfere with the relationship between the Company and any of its vendors.

                  (c) Executive agrees that, during the Restricted Period, he shall not, for himself or any third party, directly or indirectly, engage in any business activity or accept employment with any entity that is or may be competitive to a material extent with the Company in the field of retail sales (including, but not limited to, internet retail sales and mail-order retail sales), of moderately priced men's and women's casual apparel and accessories targeted primarily at the 13 year old to 19 year old age group ("COMPETITOR"), without prior written consent of the Company. Executive agrees that, prior to engaging in any such activity or accepting employment with a Competitor or any entity that could reasonably be deemed a Competitor during the Restricted Period, Executive shall advise the Company in writing of Executive's intentions and seek the Company's approval. Company approval shall apply only with respect to the activity or position approved and Executive shall be obligated to obtain Company approval with respect to any subsequent change of activity or position or employment during the Restricted Period. Executive also agrees that, during the Restricted Period, Executive shall not hold any stock in a Competitor other than passive minority interests comprising less than 2% of the outstanding stock of a publicly-traded Competitor.



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                  (d) Without the prior written consent of the Company, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, Executive shall not disclose any trade secrets, customer lists, supplier lists, drawings, designs, information regarding product development, marketing plans, sales plans, management plans, management organization information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans, financial records or any other financial, commercial, business or technical information relating to the Company or information designated as confidential or proprietary that the Company may receive belonging to suppliers, customers or others who do business with the Company (collectively, "CONFIDENTIAL INFORMATION") to any third person unless such Confidential Information has been previously disclosed to the public by the Company or is in the public domain (other than by reason of Executive's breach of this Section 8(d)).

         9. Not a Contract of Employment. This Agreement shall not be deemed to constitute an express or implied obligation of the Company to continue to employ Executive.

         10. Successors. The provisions of this Agreement shall be binding upon the Company and its successors and assigns.

         11. Governing Law. This Agreement will be construed and enforced according to the laws of the State of Texas.








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         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the day and year first above written.

                                       GADZOOKS MANAGEMENT, L.P.

                                       By: Gadzooks, Inc., its general partner


                                           By:      /s/ James A. Motley
                                              ----------------------------------
                                           Name:        James A. Motley
                                                --------------------------------
                                           Title:       Chief Financial Officer
                                                 -------------------------------


                                           /s/      Gerald R. Szczepanski
                                           -------------------------------------
                                                    Gerald R. Szczepanski





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